Exhibit 99.2

From:	Jose Minski

675 Golden Drive

Golden Beach, FL 33160

To:	Procaps Group, S.A.

9 rue de Bitbourg, L-1273

R.C.S. Luxembourg: B253360

Grand Duchy of Luxembourg

(“Procaps”)

Re: Consent to be Named as a Director Nominee

Dear Sirs,

In connection with the filing by Procaps of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Procaps in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Yours faithfully,

[Signature page follows]

Executed in Aventura, Florida on June 21, 2021.

/s/ Jose Minski
By: Jose Minski

21500 Biscayne Boulevard, Suite 600

Aventura FL 33180